Exhibit 3.1

CERTIFICATE OF MERGER

OF

Mandan Acquisition Corp.

WITH AND INTO

MOD-PAC CORP.

Under Section 904 of the Business Corporation Law

Mandan Acquisition Corp., a New York corporation ("Merger Sub"), and MOD-PAC CORP., a New York corporation ("MOD-PAC"), hereby certifies to the following relating to the merger of Merger Sub with and into MOD-PAC, with MOD-PAC being the surviving corporation in the merger:

FIRST:	The name of each constituent corporation is Mandan Acquisition Corp. and MOD-PAC CORP.

SECOND:	The name of the surviving corporation is MOD-PAC CORP.

THIRD:

As to each constituent corporation, the designation and number of outstanding shares of each class and series and the voting rights thereof are as follows:

MOD-PAC CORP. has (i) 2,755,904 shares of Common Stock, par value $0.01 per share, outstanding, all of which is entitled to vote, and (ii) 560,692 shares of Class B Stock, par value $0.01 per share, outstanding, all of which is entitled to vote.

Mandan Acquisition Corp. has 100 shares of common stock, without par value, outstanding, all of which is entitled to vote.

FOURTH:

The date when the certificate of incorporation of each constituent corporation was filed by the Department of State of the State of New York is as follows:

MOD-PAC CORP.          -     November 8, 1968

Mandan Acquisition Corp.     -     March 22, 2013

FIFTH:

The merger was adopted by each constituent corporation in the following manner:

As to MOD-PAC CORP., (i) by the affirmative vote of its Board of Directors, (ii) by the affirmative shareholder vote required by the provisions of Section 903 of the Business Corporation Law and (iii) by the affirmative shareholder vote required by the provisions of Section 912 of the Business Corporation Law.

As to Mandan Acquisition Corp. (i) by the affirmative vote of its Board of Directors and (ii) by the unanimous written consent of its sole shareholder in accordance with the provisions of Section 615 of the Business Corporation Law.

SIXTH:	The certificate of incorporation of the surviving corporation is hereby amended in the following respects:

a.             To change the purpose of the corporation.

To accomplish the foregoing, Article SECOND of the Certificate of Incorporation, relating to the corporate purposes, is hereby changed to read as follows:

"SECOND:      The purpose for which the Corporation was formed is as follows:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the "Business Corporation Law"), provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained."

b.             To change the authorized series or classes of capital stock, the authorized number of shares of each series or class of capital stock and the relative rights, preferences and limitations of each series or class of capital stock:

To accomplish the foregoing, Article FOURTH of the Certificate of Incorporation, relating to the authorized series or classes of capital stock, the authorized number of shares of each series or class of capital stock and the relative rights, preferences and limitations of each series or class of capital stock, is hereby changed to read as follows:

"FOURTH:     The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares of Common Stock, without par value."

c.             To change the post office address to which the Secretary of State of the State of New York shall mail a copy of any process against the corporation served upon said Secretary of State.

To accomplish the foregoing, Article FIFTH of the Certificate of Incorporation, relating to the designation of the Secretary of State of the State of New York as agent of the corporation upon whom process against the corporation may be served and the post office address to which the Secretary of State of the State of New York shall mail a copy of any process against the corporation served upon said Secretary of State, is hereby changed to read as follows:

"FIFTH:      The Secretary of State is designated as agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon the Secretary of State is c/o LeCaron Enterprises Corp., P. O. Box 754, Buffalo, New York 14207-0754."

d.             To eliminate certain shareholder votes required for the regulation and conduct of the business and affairs of the corporation and to permit action by the shareholders by written consent.

To accomplish the foregoing, Article SIXTH of the Certificate of Incorporation, relating to the regulation and conduct of the business and affairs of the corporation, is hereby changed to read as follows:

"SIXTH:     Whenever shareholders are required or permitted to take action by vote, such action may be taken without a meeting, without prior notice and without a vote, on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted."

e.             To specify the perpetual duration of the corporation.

To accomplish the foregoing, Article SEVENTH of the Certificate of Incorporation, relating to the liability of the directors of the corporation, is hereby deleted in its entirety and a new ARTICLE SEVENTH, relating to the duration of the Corporation, is hereby added and shall read as follows:

" SEVENTH:          The duration of the Corporation shall be perpetual."

f.             To specify the circumstances under which the corporation may provide indemnification.

To accomplish the foregoing, the following new Article EIGHTH is hereby inserted immediately following Article SEVENTH of the Certificate of Incorporation:

"EIGHTH:     The Corporation shall, to the fullest extent permitted by the Business Corporation Law, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the Business Corporation Law. The Corporation also may indemnify such persons pursuant to agreement or resolution of shareholders or directors, from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Business Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by the Business Corporation Law, as to action, or as to the failure to act, in any capacity in which such person served at the request of the Corporation."

g.             To specify the circumstances under which a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of his or her duty as a director.

To accomplish the foregoing, the following new Article NINTH is hereby inserted immediately following Article EIGHTH of the Certificate of Incorporation:

"NINTH:     No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of his or her duty as a director; provided, however, that nothing in this Paragraph NINTH shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omission were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantages to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law. Notwithstanding the foregoing, nothing in this Paragraph NINTH shall eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this Certificate of Incorporation."

SEVENTH:	The merger shall be effective on September 30, 2013.

* * *

IN WITNESS WHEREOF, each of Mandan Acquisition Corp. and MOD-PAC CORP. has caused this Certificate of Merger to be duly signed on September 30, 2013.

MANDAN ACQUISITION CORP.

By:	/s/ Daniel D. Keane
Daniel D. Keane
President and Chief Executive Officer

MOD-PAC CORP.

By:	/s/David B. Lupp
David B. Lupp
Chief Operating Officer and
Chief Financial Officer

CERTIFICATE OF MERGER

OF

MANDAN ACQUISITION CORP.

WITH AND INTO

MOD-PAC CORP.

PURSUANT TO SECTION 904 OF THE

BUSINESS CORPORATION LAW